Exhibit (13)(g)(ix)

AMENDMENT NO. 7

AMENDED AND RESTATED PARTICIPATION AGREEMENT

Amendment No. 7, dated as of July 16, 2020 (“Amendment No. 7”), to the Amended and Restated Participation Agreement, dated as of May 23, 2012, as amended (“Agreement”), by and among EQ Premier VIP Trust (formerly, AXA Premier VIP Trust) (“Trust”), Equitable Financial Life Insurance Company of America (formerly, MONY Life Insurance Company of America) and Equitable Distributors, LLC (formerly, AXA Distributors, LLC) (collectively, the “Parties”).

WHEREAS, the Parties wish to amend the Agreement to reflect the name change of AXA Distributors, LLC, AXA Equitable Funds Management Group, LLC, AXA Equitable Life Insurance Company of America and certain Portfolio names listed in Schedule A (as reflected in Section 2 below).

The Parties hereby agree to amend the Agreement as follows:

1.

All references in the Agreement to AXA Premier VIP Trust, AXA Distributors, LLC, MONY Life Insurance Company of America and AXA Equitable Funds Management Group, LLC are hereby deleted and replaced with EQ Premier VIP Trust, Equitable Distributors, LLC, Equitable Financial Life Insurance Company of America and Equitable Investment Management Group, LLC, respectively.

2.	Portfolio Name Changes. The name of each Portfolio listed below is changed to the name set forth opposite the current name:

Current Portfolio Name	New Portfolio Name
AXA Aggressive Allocation Portfolio	EQ/Aggressive Allocation Portfolio
AXA Conservative Allocation Portfolio	EQ/Conservative Allocation Portfolio
AXA Conservative-Plus Allocation Portfolio	EQ/Conservative-Plus Allocation Portfolio
AXA Moderate Allocation Portfolio	EQ/Moderate Allocation Portfolio
AXA Moderate-Plus Allocation Portfolio	EQ/Moderate-Plus Allocation Portfolio
Charter Multi-Sector Bond Portfolio	EQ/Core Plus Bond Portfolio

3.

Removed Portfolios. The following Portfolios of the Trust are hereby deleted in their entirety from the Agreement: CharterSM Conservative Portfolio, CharterSM Moderate Portfolio, CharterSM Moderate Growth Portfolio, CharterSM Growth Portfolio, CharterSM Aggressive Growth Portfolio, CharterSM Small Cap Growth Portfolio and CharterSM Small Cap Value Portfolio.

4.

Schedule A. Schedule A to the Agreement, setting forth the Portfolios of the Trust on behalf of which the Trust is entering into the Agreement is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 7 as of the date first above set forth.

EQ PREMIER VIP TRUST			EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

By:	/s/ Brian Walsh		By:	/s/ Kenneth Kozlowski
	Name:	Brian Walsh		Name:	Kenneth Kozlowski
	Title:	Chief Financial Officer and Treasurer		Title:	Senior Vice President

EQUITABLE DISTRIBUTORS, LLC

By:	/s/ Nicholas B. Lane
	Name:	Nicholas B. Lane
	Title:	Chairman of the Board, President and Chief Executive Officer

SCHEDULE A

AMENDMENT NO. 7

AMENDED AND RESTATED PARTICIPATION AGREEMENT

EQ/Aggressive Allocation Portfolio

EQ/Conservative Allocation Portfolio

EQ/Conservative–Plus Allocation Portfolio

EQ/Moderate Allocation Portfolio

EQ/Moderate–Plus Allocation Portfolio

EQ/Core Plus Bond Portfolio

Target 2015 Allocation Portfolio

Target 2025 Allocation Portfolio

Target 2035 Allocation Portfolio

Target 2045 Allocation Portfolio

Target 2055 Allocation Portfolio